Exhibit 99.1
News Release
Axalta Coating Systems 2001 Market Street Suite 3600 Philadelphia, PA 19103 USA	Contact Robert Ferris D +1 215 255 7981 Robert.Ferris@axalta.com

For Immediate Release
AXALTA ANNOUNCES COMMENCEMENT OF CONSENT SOLICITATIONS
Philadelphia, PA, October 18, 2018 - Axalta Coating Systems Ltd. (NYSE: AXTA) (the “Company”) today announced the commencement of solicitations of consents (the “Consent Solicitations”) by Axalta Coating Systems, LLC (the “2024 Notes Issuer”) and Axalta Coating Systems Dutch Holding B B.V. (the “2025 Notes Issuer” and, together with the 2024 Notes Issuer, the “Issuers”), each an indirect wholly owned subsidiary of the Company, to amend the indentures (the “Indentures”) relating to (i) the 2024 Notes Issuer’s 4.250% Senior Notes due 2024 (the “2024 Euro Notes”) and 4.875% Senior Notes due 2024 (the “2024 Dollar Notes” and, together with the 2024 Euro Notes, the “2024 Notes”) and (ii) the 2025 Notes Issuer’s 3.75% Senior Notes due 2025 (the “2025 Notes” and, together with the 2024 Notes, the “Notes”), upon the terms and subject to the conditions set forth in the applicable Consent Solicitation Statement, each dated October 18, 2018 (the “Consent Solicitation Statements”).
The Consent Solicitations are being conducted in order to permit the Company and its subsidiaries to effect certain corporate transactions as part of a potential internal reorganization of certain of the Company’s subsidiaries (the “Proposed Restructuring”) and certain potential future reorganizations involving the Company.
The proposed amendments (the “Proposed Amendments”), as more fully described in the Consent Solicitation Statements, would, if effected, (i) add the Company and certain wholly owned subsidiaries of the Company as guarantors of the Notes, (ii) provide that (A) at the time the Proposed Amendments become operative, the covenants of the Indentures will generally apply to the Company and its restricted subsidiaries and (B) upon an election by the relevant Issuer at any time thereafter, a successor parent guarantor may be designated and, upon the effectiveness of the guarantee of such successor parent guarantor, the covenants of the applicable Indenture will generally apply to such successor parent guarantor and its restricted subsidiaries, (iii) otherwise amend the Indentures in order to effect the Proposed Restructuring and (iv) update guarantee limitations for certain of the guarantors.
The Consent Solicitation is being made to all Holders in whose name a Note was registered on October 17, 2018 (the “Record Date”) and their duly designated proxies.
Each of the Consent Solicitations will expire at 5:00 p.m., New York City time, on October 29, 2018. Each Issuer reserves the right to terminate or extend the applicable Consent Solicitation with respect to the Proposed Amendments in its sole discretion. The term “Expiration Date” shall mean the time and date on which the applicable Consent Solicitation so expires (as it may be so extended) or is terminated.
In the event that the conditions described in the applicable Consent Solicitation Statement, including the receipt of the applicable Requisite Consents (as defined below), are satisfied, the applicable Issuer will pay an aggregate cash payment equal to the amount set forth (the “Consent Fee”) in the table below for Notes for which consents to the Proposed Amendments are validly delivered and unrevoked:

Notes	CUSIP Numbers	ISIN Numbers	Aggregate Principal Amount Outstanding	Consent Fee
4.250% Senior Notes due 2024	N/A	XS1468536419 XS1468538035	€335,000,000	€2.50 per €1,000 principal amount

4.875% Senior Notes due 2024	05453GAA3 U0507PAA7 05453GAB1	US05453GAA31 USU0507PAA76 US05453GAB14	$500,000,000	$2.50 per $1,000 principal amount

3.75% Senior Notes due 2025	N/A	XS1492656944 XS1492656787	€450,000,000	€2.50 per €1,000 principal amount

The Consent Solicitations are each subject to customary conditions, including, among other things, the receipt of valid and unrevoked consents with respect to a majority in aggregate principal amount of the 2024 Notes or 2025 Notes, as applicable (the “Requisite Consents”), prior to the Expiration Date. For the purpose of determining whether the Requisite Consents for the 2024 Notes have been obtained, the 2024 Euro Notes and 2024 Dollar Notes will vote together as a single class, and the principal amount of 2024 Euro Notes will be converted to a U.S. dollar basis using a Euro/U.S. dollar exchange rate of €1.00 = $1.1502 as of October 17, 2018, as announced by Bloomberg. In addition, the Consent Solicitations are each subject to the effectiveness of the Proposed Amendments to the other Indenture and related amendments to the Company’s senior secured term loan facility and its multi-currency senior secured revolving facility, in each case necessary to effect the Proposed Restructuring.
The Consent Solicitations are being made solely on the terms and subject to the conditions set forth in the Consent Solicitation Statements. The applicable Issuer may, in its sole discretion, terminate, extend or amend the Consent Solicitations at any time as described in the applicable Consent Solicitation Statement.
The Company has retained Barclays Capital Inc. to act as solicitation agent in connection with the Consent Solicitations. Questions may be directed to Barclays Capital Inc. at +1 (800) 438-3242 (US toll free) or +1 (212) 528-7581 (collect) in the United States or +44 (0) 203 134 8515 in the United Kingdom. The Company has retained D.F. King to act as the information and tabulation agent in connection with the Consent Solicitations. Questions and requests for additional documents may be directed to D.F. King at +1 (800) 515-4507 (US toll free), +1 (212) 269-5550 in the United States, +44 (0) 20 7920 9700 in the United Kingdom or via email: axalta@dfking.com.
Copies of the Consent Solicitation Statements and other documents related to the Consent Solicitations are available on the consent website: https://sites.dfkingltd.com/axalta.
This announcement is for information purposes only and is neither an offer to sell nor a solicitation of an offer to buy any security. This announcement is also not a solicitation of consents with respect to the Proposed Amendments or any securities. The Consent Solicitations are not being made in any jurisdiction in which, or to or from any person to or from whom, it is unlawful to make such solicitation under applicable state or foreign securities or “blue sky” laws.
About Axalta Coating Systems
Axalta is a leading global company focused solely on coatings and providing customers with innovative, colorful, beautiful and sustainable solutions. From light OEM vehicles, commercial vehicles and refinish applications to electric motors, buildings and pipelines, our coatings are designed to prevent corrosion, increase productivity and enable the materials we coat to last longer. With more than 150 years of experience in the coatings industry, the approximately 14,000 people of Axalta continue to find ways to serve our more than 100,000 customers in 130 countries better every day with the finest coatings, application systems and technology. For more information, visit axalta.com.

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